Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


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Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Proxy Statement      |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              TNP ENTERPRISES, INC.
                (Name of Registrant as Specified in Its Charter)


                           ------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

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         (3)      Filing Party:

         (4)      Date Filed:

                              TNP ENTERPRISES, INC.

                            4100 International Plaza
                             Fort Worth, Texas 76109
                                 (817) 731-0099


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be Held on May 3, 1999

     The Annual Meeting of Shareholders of TNP Enterprises, Inc. will be held on Monday, May 3, 1999, at 10:30 a.m., Central Time, at the International Plaza Building, First Floor Auditorium, 4055 International Plaza, Fort Worth, Texas. At the meeting, shareholders will act on the following matters:

     1. Election of three Class 2 directors for three-year terms;

     2.  Amendment  of  articles  of  incorporation  to  increase  the number of
authorized shares from 50,000,000 shares to               shares;

     3.  Amendments to the TNP Equity Incentive Plan;

     4. Ratify the appointment of Arthur Andersen LLP, Certified Independent Public Accountants, as independent auditors for 1999; and

         In addition, the shareholders will transact any other business that properly may come before the annual meeting or any adjournments of the annual meeting.

       Shareholders of record at the close of business on March 15, 1999, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment.

       Whether or not you expect to attend the annual meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the postage-paid envelope provided so that your shares of common stock can be represented and voted at the annual meeting. If you attend the annual meeting, your proxy will be returned to you upon your request and you may vote your shares in person.

       The International Plaza Building is located across International Plaza from the headquarters of TNP Enterprises and Texas-New Mexico Power Company.

                                  By Order of the Board of Directors



                                        /s/
                                        Paul W. Talbot,
                                        Secretary

Fort Worth, Texas
March __, 1999

                              TNP ENTERPRISES, INC.

                            4100 International Plaza
                             Fort Worth, Texas 76109

                                 PROXY STATEMENT
                                       For
                    ANNUAL MEETING OF HOLDERS OF COMMON STOCK
                            To be Held on May 3, 1999

         These proxy materials are furnished in connection with the solicitation by the Board of Directors of TNP Enterprises, Inc. ("TNP"), of proxies to be voted at the 1999 Annual Meeting of Shareholders and at any postponement or adjournment thereof. The annual meeting will be held in the First Floor Auditorium of the International Plaza Building, 4055 International Plaza, Fort Worth, Texas on Monday, May 3, 1999, at 10:30 a.m., Central Time.

         If you give a proxy prior to the meeting, you may revoke it at any time before it is voted by submitting written notice of revocation to TNP's Secretary, submitting a new proxy with a later date, or voting in person at the annual meeting after withdrawing any proxy previously given.

         The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 1998 Summary Annual Report, which covers the operations of TNP and Texas-New Mexico Power Company, its wholly owned electric utility subsidiary ("TNMP") is also enclosed. You will find the Consolidated Financial Statements of TNP and TNMP for 1998 at the end of this proxy statement.

                                QUORUM AND VOTING

         Record Date. Only shareholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting.

         Voting Stock. Only TNP common stock may be voted at the annual meeting. At the close of business on the record date, there were 13,376,527 shares outstanding and entitled to be voted at the meeting. The holders of those shares will be entitled to one vote per share. Cumulative voting is not permitted.

         Quorum. Holders of more than 50% of the shares entitled to vote must be represented, either in person or by proxy, in order to conduct any business at the annual meeting.

         Required Vote. A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of two-thirds of all outstanding common stock is required to amend the Articles of Incorporation. All other matters to be voted on require a majority for passage.

         Adjourned Meeting. If a quorum is not present at the scheduled meeting time, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced when the adjournment is taken; no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

         Tabulation of Votes. The Company's transfer agent will tabulate and certify the votes.

         Voting by Street Name Holders. If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

         Abstentions and Broker Non-votes. If you abstain from voting on one or more proposals, your shares will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. If you abstain from voting on Proposal 2 (Amendment of the Articles of Incorporation), Proposal 3 (Amendment of TNP Equity Incentive Plan) or Proposal 4 (Approval of Arthur Andersen as auditors), your shares will also be included in the number of shares voting on the proposal. Consequently, your abstention will have the same practical effect as a vote against the proposal. Because directors are elected by a plurality of the votes, an abstention would have no effect on the outcome of the vote on proposal 1 and, thus, is not offered as a voting option for that proposal.

         Default Voting. Unless you give other instructions on your proxy card, the proxy holders will vote your shares in accordance with the Board of Directors' recommendations. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL SUBMITTED TO SHAREHOLDERS AND DESCRIBED IN THIS PROXY STATEMENT. On any other matter that properly comes before the annual meeting, the proxy holders will vote as the Board of Directors recommends or, if no recommendation is given, in their own discretion.


                            1. ELECTION OF DIRECTORS

         The three-year terms of the Class 2 directors will expire at the upcoming annual meeting. The Board of Directors has nominated John A. Fanning, Larry G. Wheeler and Dennis H. Withers, all of whom currently serve as Class 2 directors, for reelection. Information regarding the business experience of each nominee is provided below. If reelected, their new terms will expire at the annual meeting of shareholders in 2002.

         Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

         John A. Fanning has been involved in private investments in oil, gas and manufacturing since November 1995. He was Executive Vice President of Snyder Oil Corporation from March 1990 to November 1995, and a director of Snyder from 1981 to 1995. From February to April 1997, he was Interim President, Chief Executive Officer and a director of Heartland Wireless Communications, Inc., which sells wireless cable television services.

         Larry G. Wheeler was named Chief Executive Officer of Granny Goose Foods, Inc., an Oakland, California snack food manufacturer and marketer, in February 1999. Beginning in May 1995, he was president and chief executive officer of Mrs. Baird's Bakeries, Inc., Fort Worth, Texas, presiding over the sale of that company in May 1998. He was president of Alpo Pet Foods, Inc. from September 1993 until May 1995. He is a member of the International Board of Visitors--Neeley School of Business at Texas Christian University. Mrs. Baird's Bakeries filed bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 1996, and exited the Chapter 11 proceedings in September 1996.

         Dennis H. Withers has been Chairman of Trinity Forge, Inc., a metal forging and manufacturing company, since 1997, its President since 1979, and a director since 1972. He was a director of Overton Bancshares, Inc., a bank holding company, from 1985 until its acquisition by Cullen/Frost Bankers, Inc. in 1998. He has been an advisory director of the North Texas Division of Frost National Bank since 1998 and was a director of Overton Bank and Trust, N. A. from 1993 until 1998.

         If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors will select a substitute nominee. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Company expects that each nominee can serve as a director if elected. If, before the annual meeting, any nominee becomes unavailable to serve, then the persons appointed as proxies intend to vote all shares represented by proxy for a substitute nominee that the Board of Directors will nominate.

         Under TNP's bylaws, directors are elected by plurality of the votes of shares represented and entitled to vote at the meeting. That means the three nominees will be elected if they receive more affirmative votes than any other nominees.

Continuing Directors

         The Board of Directors is separated into three classes, and the directors in each class are elected for three-year terms. The terms of the Class 1 directors expire at the annual meeting of shareholders to be held in 2001, and those of the Class 3 directors expire at the annual meeting in 2000. Each TNP director is also a director of TNMP.

         The following is a list of TNP Directors for the next year, assuming election of the nominees named above, and their ages, director class designation, the year each was first elected to the Board and current committee assignments.

                                       Director    Year Elected to
            Name                Age      Class          Board                  Committees
________________________        ___    ________    _______________   ___________________________________

Kevern R. Joyce                 52         1             1994        Financial
R. Denny Alexander              53         1             1989        Audit, Financial, Nominating
John A. Fanning                 59         2             1984        Compensation, Nominating
Sidney M. Gutierrez             47         1             1994        Audit, Compensation
J.R. Holland, Jr.               55         3             1996        Compensation
Harris L. Kempner, Jr.          59         3             1980        Compensation, Financial, Nominating
Carol Diann Smith Surles        52         3             1995        Audit, Financial
Larry G. Wheeler                52         2             1997        Audit
Dennis H. Withers               53         2             1995        Compensation, Financial

         Following is biographical information about each director, other than Mr. Fanning, Mr. Wheeler and Mr. Withers, whose biographical information is included under "Current Nominees" above.

         R. Denny Alexander has owned and managed R. Denny Alexander & Company, an investment management firm, and has been the Managing Partner of OPNB Building Joint Venture, a real estate investment partnership, since 1978. He became a director of Cullen/Frost Bankers, Inc., a bank holding company, and Frost National Bank, a national bank, in 1998 following the acquisition by Frost of Overton Bancshares, Inc., and Overton Bank and Trust, N.A., of which he had been a director and Chairman since 1984. Mr. Alexander is Chairman of the Board of Trustees of W. I. Cook Foundation, Cook Children's Health Care System, and Cook Children's Medical Center in Fort Worth. He is also on the Board of Trustees of Texas Christian University in Fort Worth.

         Sidney M. Gutierrez has served in various management capacities at Sandia National Laboratories, a prime contractor for the Department of Energy since 1994. From 1984 to 1994, he was a NASA astronaut serving as Space Shuttle Mission Commander. From 1991 to 1994, he was also an Air Force officer serving in the rank of Colonel. He is president of the Board of Regents of New Mexico Institute of Mining and Technology and a member of the Board of Directors of Goodwill Industries of New Mexico and the New Mexico Space Commission.

         J. R. Holland, Jr. has been President and Chief Executive Officer of Unity Hunt, Inc., a large international private holding company with interests in technology, entertainment, telecommunications, retail, investments, real estate, natural resources and energy businesses, since 1991. He is a director of Optical Security Group, Inc., Placid Refining Company, and Texas Capital Bancshares, Inc.

         Kevern R. Joyce was appointed Chief Executive Officer, President, and director of TNP and TNMP in April 1994 and was elected Chairman of the Board of both companies in April 1995. From 1992 until joining TNP and TNMP, Mr. Joyce was Senior Vice President and Chief Operating Officer of Tucson Electric Power Company. He is a director of Aztec Manufacturing Co., an electrical products manufacturer for the industrial market, and a provider of galvanizing services and oil field tubular products.

         Harris L. Kempner, Jr. has been President of Kempner Capital Management, an investment advisory firm, since 1981; a Trustee of H. Kempner Trust Association, which engages in investments, since 1964; Chairman Emeritus and Advisor to the board of United States National Bank, Galveston, Texas, since 1992; a director of Balmorhea Ranches, a ranching/farming operation, and Imperial Holly Corp., a sugar products company, since 1982; a director or advisory director of Cullen/Frost Bankers, Inc., a bank holding company, since 1982; a director of American Indemnity Company, an insurance company, since 1987; and a director of American Indemnity Financial, an insurance company, since 1990.

         Dr. Carol Diann Smith Surles became President of Eastern Illinois University, Charleston, Illinois, in March 1999. She was President of Texas Woman's University, Denton, Texas, from August 1994 until March 1999. From July 1992 to August 1994 she was Vice President for Administration and Business Affairs of California State University. Dr. Surles has been a director of First State Bank in Denton, Texas, since 1995.

         Committees and Meetings.

         TNP's  Board  of  Directors   maintains  the  following  four  standing
committees. The members of the committees are identified in the preceding table of continuing directors.

     - Audit Committee. This committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting; meets with the independent auditors and with appropriate financial personnel and internal auditors of TNP and TNMP regarding these matters and regarding the scope of internal and independent audits; and determines and reviews internal and external audit staff qualifications and recommends to the full board the appointment of the independent auditors.

     - Compensation Committee. This committee evaluates the Chief Executive Officer's performance and reviews the performance of officers who report to him; reviews the terms and conditions of all employee benefit plans; establishes performance goals for all incentive compensation plans and designates participants in incentive compensation plans for management; sets compensation for TNP and TNMP officers; and makes recommendations to the full board with respect to directors' compensation.

     - Financial Committee. This committee reviews and approves dividend policy, securities offerings and capital budgets; reviews strategic, financial and other plans; and reports and recommends in its discretion to the full board on internal financial affairs.

     - Nominating Committee. This committee evaluates and recommends to the full board candidates for board positions whose terms are expiring or that have become vacant, and recommends persons for election or re-election as officers. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see "Additional Information - Shareholder Recommendations of Directors."

      TNP's and TNMP's boards of directors each held four meetings during 1998, and each acted by unanimous consent twice. The committees held the following number of meetings: Audit Committee, two; Compensation Committee, six, including one action by unanimous written consent; Finance Committee, four; and Nominating Committee, two. All directors attended at least 75% of the aggregate meetings of the Board of Directors and committees on which they served during 1998.

Director Compensation

         Each nonemployee director receives an annual retainer of 525 shares of TNP common stock from TNP and $8,000 from TNMP, and a fee of $1,000 for each meeting of the TNP and TNMP boards and committees that he or she attends. TNP and TNMP split the $1,000 cost when their boards of directors or committees hold combined meetings. Directors and committee members are also reimbursed for travel and other incidental expenses incurred in connection with their duties. Directors who are employees receive no additional compensation for serving as directors.

         The shares of TNP common stock paid to the nonemployee directors are issued under the TNP Nonemployee Director Stock Plan.

Compensation Committee Interlocks and Insider Participation

         No Compensation Committee member is a director of or serves on the compensation committee of an entity that has an executive officer serving on TNP's Board of Directors or Compensation Committee. During 1998, Compensation Committee members were John A. Fanning, Sidney M. Gutierrez, J. R. Holland, Jr., Harris L. Kempner, Jr., and Dennis H. Withers.

                    2. AMENDMENT TO ARTICLES OF INCORPORATION

         The Board of Directors has approved and seeks your approval of an amendment to TNP's Articles of Incorporation to increase the number of
authorized shares of common stock from 50,000,000 to               .

         At February 28, 1999, 13,376,527 shares of common stock were issued and outstanding and 1,697,824 were reserved for issuance under the TNP's compensation plans, 401(k) plan and direct stock purchase plan. Approval of the amendments to the Equity Incentive Plan described elsewhere in this Proxy Statement would increase the number reserved for issuance to 2,297,824 shares. The proxy holders will vote FOR the proposed amendment to the Articles of Incorporation unless you direct otherwise. The affirmative vote of at least two-thirds of the outstanding shares of common stock is necessary to adopt the proposed amendment.

         The Board of Directors believes that the proposed increase in the number of authorized shares of common stock will be advantageous to TNP and its shareholders because it will provide TNP with added flexibility in effecting financings, stock splits or stock dividends, and stock plans and other transactions or arrangements involving the use of stock, including the TNP Shareholder Rights Plan ("Rights Plan").

         If the proposed amendment is approved, TNP may issue the additional authorized common shares at the discretion of the Board of Directors without further shareholder approval. As is TNP's current practice, TNP would not seek further shareholder authorization to issue additional shares, unless applicable laws, regulations or New York Stock Exchange rules require otherwise. The additional shares of common stock would be identical in all respects to the shares of common stock currently authorized, and could be issued for any proper corporate purpose.

         The  Board  of  Directors   has  not  proposed  the   amendment  as  an
anti-takeover measure, except to the extent that additional stock could be issued in connection with the operation of the Rights Plan. TNP has no present intention of issuing any common shares in order to make an attempt to acquire TNP more difficult. In the event, however, of an unsolicited tender offer or takeover proposal, the increased number of shares could give the board of Directors greater flexibility to act in the best interests of TNP and its shareholders. Issuing such shares could dilute the ownership interest and voting power of TNP shareholders seeking control. To the extent that such issuances impede attempts by others to obtain control of TNP, the proposed amendment could serve to continue present management.

     Shareholder Rights Plan. The Rights Plan is designed to protect TNP's shareholders from coercive takeover tactics and inadequate or unfair takeover bids. It does so by confronting a potential acquirer with the prospect of significant dilution of its equity ownership if such acquirer meets or exceeds a 10% ownership threshold. In that sense, the Rights Plan may be deemed to have an "anti-takeover" effect.

         The Rights Plan is not intended to prevent an acquisition of TNP on terms that are favorable and fair to all shareholders. The existence of stock purchase rights under the Rights Plan should not affect any prospective offeror willing to make an all cash offer at a full and fair price, or to negotiate with the Board of Directors. It will not interfere with a merger or other business combination transaction that the Board of directors approves as fair and as recognizing full value to the shareholders. You may obtain a copy of the Rights Plan from the Company at no charge.

         TNP enacted the Rights Plan in 1988. In August 1998, the Board amended and extended the Rights Plan for an additional 10-year term, until August 2008, and increased the exercise price of the stock purchase rights from $45 to $100. It contains provisions intended to protect shareholders if (i) there is an unsolicited offer to acquire TNP, including offers that do not treat all shareholders equally, (ii) someone acquires at least 10% or more of the outstanding shares in the open market without offering fair value to all shareholders, and (iii) someone engages in coercive or unfair takeover tactics that could impair the board's ability to represent the shareholders' interests fully and that the Board believes are not in the shareholders' best interests. As amended, the Rights Plan permits TNP to exchange rights under the Rights Plan for shares of common stock, units of other property or a combination thereof, upon the occurrence of certain events, as well as permitting rights holders to acquire additional shares at a favorable price.

         The Board of Directors believes that the Rights Plan is for the benefit of all shareholders and will serve to preserve and enhance shareholder value if a third party proposes to acquire TNP, one of its subsidiaries or its assets.

         Provisions in Articles of Incorporation and Bylaws. TNP's Articles of Incorporation and bylaws contain provisions that could be deemed to have an anti-takeover effect. The Articles permit the Board of Directors to determine the rights, powers and privileges of any preferred stock that TNP may issue. The Articles also require that holders of 80% of TNP's voting stock approve certain business transactions between TNP and persons who own or have the right to acquire 10% or more of the voting stock ("Related Person"). Such approval is not required, however, if the transaction satisfies certain minimum price criteria and procedural requirements, or if a majority of Directors who are neither affiliates, associates nor representatives of the Related Person recommends the transaction to shareholders. Under the bylaws, the Board of Directors is divided into three classes that are elected for staggered three-year terms. TNP originally enacted the staggered terms to ensure continuity of the Board of Directors. The staggered terms could, however, make it more difficult to change a majority of directors, since only a third of the Board faces election at any annual meeting. TNP has no plans to issue any preferred stock or to present anti-takeover measures in future proxy solicitations.

         The Board of Directors recommends a vote FOR the approval of the amendment to the Articles of Incorporation.


               3. PROPOSAL TO AMEND THE TNP EQUITY INCENTIVE PLAN

         At the annual meeting, you will be asked to approve amendments to the TNP Equity Incentive Plan (the "Incentive Plan"). The proposed amendments (1) amend Section 4.1 of the Incentive Plan to increase the number of shares of common stock issuable under the Incentive Plan from 300,000 to 900,000 and to increase the maximum number of shares that may be paid out in awards intended to qualify to the performance-based exception under Sec.162(m) of the Internal Revenue Code; and (2) update references to the Compensation Committee and to regulations under the Securities Exchange Act of 1934 to reflect changes since the Incentive Plan's adoption in 1995.

         The Board of Directors has approved these amendments. The amendments are subject to the approval by the holders of a majority of the shares of TNP common stock present and entitled to vote at the annual meeting.

         The following is a summary of the Incentive Plan, subject to your approval of the amendments. The Incentive Plan was filed electronically with the proxy statement with the Securities and Exchange Commission, but is not included in the printed version of this Proxy Statement. In addition, you may obtain a copy of the actual plan document by writing to the Corporate Secretary at TNP's principal offices in Fort Worth, Texas.

Description of the Plan

         The Incentive Plan makes available a variety of stock and stock-based incentive awards, such as performance shares, restricted stock awards, incentive and non-qualified options to purchase TNP common stock. This variety gives TNP flexibility in designing incentive compensation packages and permits it to respond to its and its subsidiaries' changing needs and to reflect changes in laws and rules affecting compensation and benefit plans, primarily tax laws, accounting rules and securities regulations.

Purpose

         The Incentive Plan is meant to link participants' personal interests to those of TNP's shareholders and provide them with an incentive for outstanding performance, and provide flexibility in the design of compensation packages.

Eligible Participants

         All employees of TNP and its subsidiaries are eligible to participate in the Incentive Plan. Awards are currently being made only to executive officers and certain key employees.

Shares Subject to Awards

         Up to 900,000 shares of TNP common stock for awards have been reserved for issuance under the Incentive Plan, of which approximately 700,000 shares remain. Up to 300,000 of these shares may be issued as awards of restricted stock.

Administration.

          The Compensation Committee administers the Incentive Plan.  It may:

          -   establish and change rules for administering the Incentive Plan;
          -   designate participants to whom awards will be made;
          - determine award sizes, types, terms, conditions, and methods of payment, whether dividend equivalents will be included with awards, and participant rights upon termination of employment (Under the Incentive Plan, "dividend equivalents" are contingent rights to dividends declared on securities underlying Incentive Plan awards);
          - establish performance goals to be achieved for a participant to earn and receive any performance-based awards under the Incentive Plan; and
          - amend terms of outstanding awards subject to certain limitations. The Compensation Committee may also permit or require participants to defer cash and stock award payouts.

         Compensation Committee decisions concerning the Incentive Plan and related orders of the full board are final and binding. If the Compensation Committee cancels outstanding awards, it cannot replace them with substitute awards.

Awards

         The Incentive Plan provides for several types of stock and stock-based incentive awards.

         Performance Shares and Units. Participants may earn awards of performance shares or units, subject to the achievement of performance goals that the Compensation Committee sets. The value of each performance share or unit must equal the fair market value of one share of TNP common stock on the grant date. The period during which performance goals may be achieved must always exceed six months. Dividend equivalents can be paid on underlying performance shares or units that are earned. All shares issued and award opportunities awarded under the Incentive Plan since its inception have been performance shares.

         Stock Options. The Compensation Committee may grant incentive stock options, nonqualified stock options, or a combination of these. The terms and conditions of individual option agreements may vary, provided that the option price per share is not less than the fair market value of a share of TNP common stock on the grant date. The term of each option can be up to ten years from the grant date. Dividend equivalents are not permitted on incentive stock options. Cashless option exercises may be permitted. No stock options have been awarded under the Incentive Plan.

         Restricted Stock. The Compensation Committee may grant shares of restricted stock to eligible employees in amounts that it determines, and subject to transfer and such other restrictions that it may impose. During the restriction period, participants may exercise all voting rights of and may be credited with all dividends and distributions declared on their restricted stock; dividends and distributions, other than cash dividends, are subject to the same restrictions as the underlying restricted stock. To date, no restricted stock awards have been made.

         Other Stock-Based Awards. Other stock-based awards may be granted under the Incentive Plan as the Compensation Committee may determine.

Performance Measures

         Performance goals to be achieved for a participant to earn and receive payment of any performance-based award will be selected from the following:

-     Earnings per share;
- Measurements of cost control effectiveness such as the ratio of operations and maintenance costs to kilowatt hour sales;
-     Measurements of community involvement and customer satisfaction;
-     Measurements of anticipation and resolution of environmental issues;
- Measurements of reliability such as the equivalent forced outage rate, minutes of outage per customer served, and number of customers interrupted per customer served;
-     Measurements of employee safety;
-     Measurements of long-term rate competitiveness;
- Total shareholder return compared to one or more groups as determined by the Compensation Committee; and
-     Cash value added.

         The Compensation Committee may establish a range of performance around any predetermined goal; the range may have corresponding adjustments to the performance payout within the range. The Compensation Committee may not make upward adjustments to awards held by the Chief Executive Officer and four other most highly compensated executive officers and that are designed to qualify for the performance-based exception to Sec.162(m) of the Internal Revenue Code.

Effective Period of Incentive Plan

         The Incentive Plan will remain in effect until all shares of TNP common stock reserved for awards have been awarded or until the Board of Directors terminates this plan. No awards may be made after January 1, 2005. Termination of the Incentive Plan will not affect participant rights under awards made prior to termination.

Change in Control

         If there is a change in control of TNP, then all outstanding options will become exercisable immediately. With respect to awards made at least six months previously, restrictions imposed on shares will lapse and performance goals for restricted stock, performance shares and units and other stock-based awards will be deemed to have been achieved at the target level as of the effective date of the change in control. The Compensation Committee may make other appropriate changes to outstanding awards before the change in control is effective. Events constituting a "change in control" are defined in the employee severance contracts described in "Compensation of Executive Officers--Severance Agreements and Arrangements."

Transferability of Incentive Plan Awards and Underlying Stock

         In general, unearned and unvested Incentive Plan awards are not transferable, other than by will or the laws of descent and distribution.
Certificates representing awards or stock underlying awards will bear appropriate legends referring to applicable restrictions on earning, vesting and transfer.

         TNP has registered its issuance of all stock currently reserved for Incentive Plan awards under applicable federal and state securities laws and will register the newly reserved stock after shareholder approval of this proposed amendment. Such registration generally makes awarded stock freely tradable on the open market, unless it is subject to earnout, vesting or transfer restrictions.

         The Company has adopted an insider trading policy applicable to all employees that places additional restrictions on all employee stock sales. In addition, all employee sales are subject to securities law prohibitions on insider trading prohibitions.

Indemnification of Directors and Compensation Committee Members

         The  Incentive  Plan requires TNP to indemnify  Board and  Compensation
Committee members against losses, costs, liabilities, expenses, TNP-approved settlements, and judgments that they may incur in connection with claims or proceedings involving actions or failures to act under the Incentive Plan.

Federal Income Tax Considerations

         The following describes tax treatment of performance shares, restricted stock awards and stock options. It describes the general tax treatment of such items; the tax treatment may vary in individual circumstances. The discussion does not purport to be complete, and the language and interpretation of statutory provisions are subject to change.

         Performance Shares and Units. The grant of performance shares or units does not result in income tax consequences for the participant or TNP. When TNP pays out cash, shares, or other property at the end of a performance period, the participant will recognize ordinary income equal to the fair market value of the asset received. TNP will be entitled to a deduction in the same amount when the participant recognizes income.

         Restricted Stock. A recipient of a restricted stock award will recognize ordinary income when the award is made, in an amount equal to the shares' fair market value on the award date, less any payment he or she has made for the shares. TNP will be entitled to a deduction in the same amount, subject to the requirements of Sec.162(m) (as discussed further below) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). The participant will treat any dividends received as dividend income in the year of payment; TNP cannot deduct such dividends. If a participant subsequently forfeits the restricted stock, then he or she will be entitled to treat any amount paid for the stock as a short- or long-term capital loss, depending on his or her holding period. TNP must then recognize as ordinary income the amount of its original deduction with respect to the stock.

         Incentive Stock Options. There will be no federal income tax consequences to either TNP or a participant upon the grant or exercise of an incentive stock option (other than the possible application of alternative minimum tax). The participant will realize a long-term capital gain upon disposition of shares acquired upon exercising the option if the participant holds the shares until the later of (1) two years from the grant option date or
(2) one year from the option exercise date. Otherwise, the difference between the option price and the stock's fair market value when exercised will be taxed as ordinary income in the year of disposition. TNP will receive a deduction equal to the ordinary income that the participant recognizes. Any additional gain generally will be taxed as capital gains with no tax implications to TNP. Incentive stock options having no more than $100,000 aggregate fair market value (determined as of each option's grant date) may become exercisable for the first time in any one year. Amounts exceeding $100,000 generally will be treated as nonqualified options.

         Nonqualified Stock Options. No federal income tax consequences will result to either TNP or a participant upon a nonqualified stock option grant. A participant will recognize ordinary income upon exercising a nonqualified stock option to the extent that the fair market value of the shares acquired exceed their option price. TNP will receive a corresponding deduction upon the participant's exercise of the option. Any gain realized upon a subsequent disposition of the shares will be treated either as a short- or long-term capital gain, depending on the participant's holding period.

         Section 162(m) of the Tax Code. TNP may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either TNP's chief executive officer or is among one of the four other most highly-compensated officers for that year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. TNP believes that performance-based awards paid to executives under the Incentive Plan will be exempt from the $1,000,000 limitation on deductible compensation.

         Awards that are designed to comply with the performance-based compensation exception are subject to the following maximum annual award amount limitations: (i) 225,000 options and stock appreciation rights; (ii) 75,000 shares of restricted stock; (iii) 90,000 performance shares and units; (iv) $900,000 cash payout with respect to performance shares and units and other stock-based awards; and (v) 120,000 other stock-based award shares. While grants of options and performance shares and units can be structured to qualify for the performance-based compensation exception, restricted stock grants cannot. The Compensation Committee intends to grant Incentive Plan awards designed, in most cases, to qualify for the performance-based compensation exception, unless it determines that noncomplying awards will best serve TNP's interests with respect to a particular award or executive officer. The Board anticipates that tax consequences resulting to TNP and its subsidiaries from nonqualifying compensation, if any, will not be materially adverse. Termination of employment generally will not affect vesting of restricted stock awards if the restricted stock qualifies for tax deductibility under the performance-based exception.

1999 Estimated Benefits

         The following table sets forth the estimated dollar value and number of shares proposed to be awarded in 1999 under the long-term components of the Incentive Plan. Information in the table is based on participant salary ranges on the award date and assumes: shareholder approval of the amendment to the Incentive Plan; achievement of all pre-established performance goals at the target level; and no changes in the management employees who are expected to be designated for participation in the Incentive Plan. The table does not include cash awards made under other incentive plans. Actual awards earned can range from 0% to 200% of the designated award level. Information concerning the estimated dollar value of plan awards is based on a $30 price per share of TNP common stock and dividend equivalents expected to be $3.48 per share.

                          TNP EQUITY INCENTIVE PLAN(1)

             Name               Dollar Value    Number of Shares
---------------------------     ------------    ----------------
Kevern R. Joyce                    $218,567           6,540
Jack V. Chambers                     92,540           2,769
Manjit S. Cheema                     83,383           2,495
John Edwards                         83,383           2,495
Ralph S. Johnson                     83,383           2,495

Executive Group (21 Persons)     $1,273,479          38,037

         The Board of Directors recommends a vote FOR approval of the Amended and Restated Incentive Plan.




                            4. SELECTION OF AUDITORS

         The Board of Directors has appointed Arthur Andersen LLP, Certified Independent Public Accountants ("Arthur Andersen"), to serve as independent auditors for the current year, subject to shareholder approval. Arthur Andersen served as the independent auditors for 1998. A representative of Arthur Andersen is expected to attend the annual meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

         The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP, Certified Independent Public Accountants, as independent auditors for 1999.



                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table summarizes the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of TNP and its subsidiaries (the "Named Executive Officers") for services rendered in all capacities to TNP and its subsidiaries during 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE
                               Annual Compensation
                               -------------------
                                                                        Other Annual             LTIP           All Other
Name & Principal Position            Year     Salary       Bonus(1)   Compensation(2)         Payouts(3)     Compensation(4)
------------------------------       ----     ---------    --------   ---------------         ----------     ---------------

Kevern R. Joyce, President and       1998      $370,525    $340,822          --                $418,151         $25,367
  Chief Executive Officer            1997       355,083     147,000          --                 449,816          25,944
                                     1996       336,500     143,557          --                  --              24,698

Jack V. Chambers, Senior Vice        1998      $223,819    $129,092          --                $249,893         $14,347
  President                          1997       215,733      77,597          --                 268,831          14,794
                                     1996       204,338      79,151          --                  --              13,554

Manjit S. Cheema, Senior Vice        1998      $195,239    $118,488          --                $213,756         $12,775
  President & Chief Financial        1997       183,750      68,378          --                 205,835          12,837
  Officer                            1996       162,296      58,412          --                  --              11,133

John P. Edwards, Senior Vice         1998      $199,202    $111,476          --                $187,634         $16,352
  President (5)                      1997       192,000      68,900          --                 121,128          18,242
                                     1996        81,827      56,903       $20,000                --               5,365

Ralph S. Johnson, Senior Vice        1998      $189,314    $107,586          --                $210,240         $13,870
  President                          1997       182,333      68,212          --                 197,110          13,153
                                     1996       156,730      55,344          --                  --              11,281

------------------------

(1) The 1998 amounts shown in this column are the following awards relating to 1998 and paid in 1999: (a) cash awards under the Management and Broad-Based Short-Term Incentive Plans; and (b) the first installment of an incentive and retention bonus. The Compensation Committee awarded the incentive and retention bonuses as additional compensation to reflect contributions during 1998 and prior years to the improvement in TNP's value to its shareholders. These incentive and retention bonuses are being paid in five equal annual installments. Subsequent installments are subject to the named officer being employed by TNP or TNMP on the scheduled date of the payment. The total amounts of the bonuses to be paid over the five year period are Mr.Joyce - $850,000; Mr. Chambers - $235,000; Mr. Cheema - $235,000; Mr.
     Edwards - $200,000; and Mr. Johnson - $200,000.
(2) Other Annual Compensation consists primarily of relocation allowances. The officers named in the table received other personal benefits during the years reported; the total value of such benefits did not exceed the lesser of $50,000 or 10% of their respective total annual salaries and bonuses, except as shown in the table.
(3) The 1998 amounts in this column are the value of shares issued and dividend equivalents paid in 1999 under the TNP Long-Term Incentive Compensation Plan for the 1996-1998 performance period. These amounts represent the value of the following numbers of shares, at $37.84 per share, the average of the high and low prices of TNP stock on December 31, 1998, and dividend equivalents of $3.035 per share: Mr. Joyce - 10,229; Mr. Chambers - 6,113; Mr. Cheema - 5,229; Mr. Edwards - 4,590; and Mr. Johnson - 5,143. This payout reflects that TNP exceeded the maximum performance goals set at the beginning of the performance period for total shareholder return relative to the S&P 500 and S&P Electric Company 500 Indices, as described in "Compensation Committee Report on Executive Compensation - Long Term Incentive Compensation." Awards for the 1998-2000 performance period are described below under "Long-Term Incentive Compensation."
(4) The 1998 amounts in this column and the table below consist of the following items earned or paid in 1998: (a) company contributions to TNMP's 401(k) plan; (b) company contributions to the TNMP Deferred Compensation Plan, an unfunded benefit plan that allows eligible employees, including the Named Executive Officers, to defer receipt of salary and bonuses and receive matching Company contributions and interest credits, whenever and to the extent that Internal Revenue Code restrictions limit their participation in the 401(k) plan; and (c) premiums for group life insurance paid by the Company (none of the Named Executive Officers has any cash value rights related to such insurance). The amounts shown for the 401(k) and Deferred Compensation Plans include incentive matching contributions for 1998 paid in 1999.

                       401(k) Plan       Deferred Compensation Plan     Life Insurance Premiums
                       -----------       --------------------------     -----------------------

Mr. Joyce                 $9,275                   $12,262                       $3,830
Mr. Chambers               9,275                     3,729                        1,343
Mr. Cheema                 9,089                     2,272                        1,414
Mr. Edwards                9,275                     2,298                        4,779
Mr. Johnson                9,275                     1,724                        2,871

(5)  Mr. Edwards joined TNP and its subsidiaries on July 1, 1996.

Long-Term Incentive Compensation

         The following table contains information about awards made in 1998 of long-term stock incentive opportunities made under the TNP Equity Incentive Plan to the Named Executive Officers for the 1998-2000 performance period.

           EQUITY INCENTIVE PLAN - LONG TERM INCENTIVE AWARDS IN 1998

                                                         Estimated Payout at End of Period(2)
                                                  ----------------------------------------------------
                               Performance
         Name              Period until Payout        Threshold        Target (1)           Maximum
------------------------ ------------------------- ----------------- ----------------  ------------------

Kevern R. Joyce                  1998-2000            2,072 shares      4,144 shares        6,216 shares
Jack V. Chambers                 1998-2000            1,194 shares      2,389 shares        3,583 shares
Manjit S. Cheema                 1998-2000            1,076 shares      2,152 shares        3,228 shares
John P. Edwards                  1998-2000            1,076 shares      2,152 shares        3,228 shares
Ralph S. Johnson                 1998-2000            1,076 shares      2,152 shares        3,228 shares

(1) The target number of shares was based on (i) the following percentages of the Named Executive Officers' respective base salary midpoints: Mr. Joyce - 40%; Messrs. Chambers, Cheema, Edwards and Johnson - 35%.; and (ii) the average of the high and low prices of TNP common stock on the NYSE on January 2, 1998, $33.16.
(2) The awards listed in the table relate to the performance period from January 1, 1998 through December 31, 2000. Payouts will occur in early 2001 and will be based on the level of attainment of two equally weighted performance goals measuring the total return during the performance period of TNP common stock relative to the S&P 500 and the S&P Electric Company Indices. Payouts can range from 0% (if neither performance goal is achieved) to 150% of the target number of shares. At payout, Plan participants will receive the stock awards and dividend equivalents, paid in cash. Based on dividends paid in 1998 and assuming that the current quarterly dividend rate will remain in effect for the remainder of the performance period, plan participants would receive dividend equivalent payments of $3.42 per share of stock awarded at payout. See "Compensation Committee Report on Executive Compensation - Incentive Compensation."

Pension Plan

         Effective October 1, 1997, TNMP amended its pension plan to change it to a cash balance retirement plan. As amended, the pension plan provides benefits based on an account balance rather than a formula-based benefit. Before that date, the pension plan was a noncontributory defined benefit plan. Employees who, as of October 1, 1997, were at least 50 years of age and had at least 10 years of service, can be "grandfathered" in the prior pension plan, and will receive benefits under the plan that provides the better retirement payments.

         The amended pension plan bases its benefits on an employee's account balance when he or she retires or leaves the company. An employee's initial account balance was based on his or her accrued pension benefits under the pre-amendment plan. The account balance will grow as TNMP adds benefit credits consisting of a percentage of compensation and interest credits based on one-year Treasury bill rates. All employees are eligible to participate in the pension plan. All Named Executive Officers will participate in the pension plan.

         The following table sets forth information concerning annual benefits payable upon normal retirement at age 65 to TNP and TNMP employees under the pre-amendment pension plan, and reflects the "grandfathered" benefit formula for individuals retiring in 1998 with the years of service indicated.

                               PENSION PLAN TABLE

                                                            Years of Service
                          ------------------------------------------------------------------------------------------
   Remuneration (1)            15              20              25              30            35              40
-----------------------   -------------   --------------  --------------   -----------   ------------    -----------

       $125,000             $ 27,771         $ 37,028       $ 46,285       $ 55,542        $ 64,799      $ 72,924
        150,000               34,146           45,528         56,910         68,292          79,674        89,424
        175,000               40,521           54,028         67,535         81,042          94,549       105,924
        200,000               46,896           62,528         78,160         93,792         109,424       122,424
        250,000               59,646           79,528         99,410        119,292         139,174       155,424
        300,000               72,396           96,528        120,660        144,792         168,924       188,424
        350,000               85,146          113,528        141,910        170,292         198,674       221,424
        400,000               97,896          133,528        163,160        195,792         228,424       254,424
        450,000              110,646          147,528        184,410        221,292         258,174       287,424
        500,000              123,396          164,528        205,660        246,792         287,924       320,424

(1) Benefits shown do not take into account limits under Sec. 415 of the Internal Revenue Code of 1986, as amended (the "Tax Code") or the
          $160,000 salary cap in effect after 1996, resulting from Tax Code Sec. 401(a)(17) limits. Consequently, a portion of the benefits would be paid from the Excess Benefit Plan (as defined below).

         Annual contributions to the pre-amendment pension plan are computed on an actuarial basis and cannot be calculated readily on a per person basis. Benefits for each eligible employee under the old formula are based on his or her years of service computed through the month of his or her retirement, multiplied by a specified percentage of his or her average monthly compensation for each full calendar year of service completed after 1992. TNMP made no contribution to the pension plan for 1998.

         Pension plan benefits are not subject to reduction for Social Security benefits, but are subject to reduction for retirement prior to age 62.

         Highly compensated employees whose pensions are subject to being reduced to an amount below what the pension plan otherwise would provide as a result of compliance with Tax Code Secs .415 and 401(a)(17), and whom the Board of Directors designate as eligible, may also participate in TNP's "Excess Benefit Plan." The Board has designated 24 active or retired employees as eligible to participate in the Excess Benefit Plan, including the Named Executive Officers and three retired employees now receiving excess benefit payments. Amounts paid as long-term incentive compensation pursuant to the TNP Equity Incentive Plan or other plans will be included in the remuneration base for pension and Excess Benefit Plan purposes. TNMP owns policies insuring the lives of the Excess Benefit Plan participants; policy proceeds are payable to TNMP to reimburse it for its payments to the retirees.

         As of December 31, 1998, the Named Executive Officers were credited with the years of service set forth in the following table. Executive pension benefits are computed actuarially.

             Name                               Years of Credited Service
             ----                               -------------------------
             Kevern R. Joyce                           17 years(1)
             Jack V. Chambers                      19 years, 11 months
             Manjit S. Cheema                       4 years, 6 months
             John P. Edwards                           21 years(1)
             Ralph S. Johnson                          20 years(1)
------------------------

(1) TNMP has credited each of Messrs. Joyce, Edwards and Johnson with additional years of service, including years before joining TNP and TNMP, for purposes of determining their retirement benefits under the TNMP Excess Benefit Plan. Each who is employed by TNP or TNMP at age 65 will be credited with a total of 30 years of service; this number will be reduced by one year for each year that his retirement precedes age 65. Each was or will be vested in these benefits upon three years of employment with TNP and TNMP. Excess Benefit Plan benefits that each receives will be reduced by the amount of any retirement payments that he receives from the TNMP pension plan and from other employers. Any who retires before age 55 and five years of service will receive no benefits , unless there is a change in control of TNP or TNMP. If there is a change in control, the benefits to each will be fully vested and accrued as of either the date of the change in control or as of his 62nd birthday, whichever date provides the greater benefit.

Severance Agreements and Arrangements

         TNMP has entered into employment severance contracts with its officers and other key personnel. The principal purpose of these contracts is to encourage retention of management and other key personnel required for the orderly conduct of TNP's business during any threatened or pending acquisition of TNP or TNMP and during any ownership transition. Agreements between TNP and its officers under which TNP has made its incentive compensation plan awards also contain provisions relating to payment of incentive plan awards in the event the employee is terminated in connection with a change of control of TNP.

         The agreements between the Named Executive Officers provide that a Named Executive Officers will receive severance compensation if, following a change of control of TNP or TNMP, his employment is terminated or he suffers other adverse treatment. A change in control includes, among other things, certain substantial changes in the corporate structure, ownership, assets, existence, or Board of Directors of either entity. The Named Executive Officers' employment severance contracts provide for lump sum compensation payments equal to three times their current annual salaries and other rights. Their incentive plan award agreements provide for payment of long-term and short-term incentive awards at the target level. In addition to payments under these agreements, the Named Executive Officers would receive any remaining unpaid balance of the incentive and retention bonus awarded in early 1999 upon involuntary termination.

         The TNMP officers' employment severance contracts have three-year terms; those of other key personnel have two-year terms. TNP's Board of Directors periodically reviews the contracts and determines whether to extend them for an additional year, in effect returning them to their original three- or two-year term with each review. TNP's Board of Directors, acting through its Compensation Committee, last reviewed the contracts in February 1998. The current contracts of the Named Executive Officers expire in February 2001.

         The incentive plan award agreements are awarded annually and expire when the awards under the agreements are paid out. The agreements between TNP and the Named Executive Officers have three-year terms.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires TNP's and TNMP's directors and executive officers to file reports of beneficial ownership and changes in ownership of TNP's equity securities with the Securities and Exchange Commission and the NYSE. All such reports were filed on time, except for the Form 3 of Michael Matte, the Vice President of Business Development of TNP, which was filed late.


Compensation Committee Report on Executive Compensation

         The Compensation Committee furnishes the following report on executive compensation for 1998.

         Compensation Philosophy and Strategy. The Committee believes that executives' compensation should be competitive with other companies in the electric utility industry, and that executives should be rewarded when TNP's operations and financial returns reflect superior performance and continuing improvement in operations, customer satisfaction and shareholder value.

         The key components of executives' regular compensation are a base salary, annual incentive compensation and long-term incentive compensation. The compensation package enables TNP to meet the requirements of the competitive market in which it operates, while ensuring that the executives are compensated in a way that advances both the short-term and long-term interests of shareholders. Under this approach, compensation for these officers involve a high proportion of pay that is "at risk," namely, the short term and long term incentive compensation.

         The Committee relates total compensation levels for TNP's executive officers to the total compensation paid to similarly situated executives of a peer group of companies, both within and outside of the electric utility industry, that are of a similar size and have performance characteristics similar to TNP. TNP has selected the executive compensation Peer Group under an outside consulting firm's counsel. Some of these companies are also included in the S&P Electric Company Index found under the caption "Performance Graph," below.

         Total compensation is targeted to approximate the median of the peer group. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when TNP exceeds its targeted performance goals. Likewise, total compensation may lag the market when TNP does not achieve its performance goals.

         The Committee also reviews the Company's longer-term performance as compared to the average performance of the peer group, and, where appropriate, takes such relative performance into account in determining future compensation levels.

         Base Salary. The Committee determines salaries for all officers annually, based on the review of each executive's level of responsibility, experience, expertise, sustained corporate performance and, in the case of officers other than the Chief Executive Officer, upon the recommendation of the Chief Executive Officer. Based on competitive market data supplied by an independent consultant, executive salaries approximate the Peer Group median level.

         Annual Incentive Compensation. Executive officers and key employees participate in the TNP Short-Term Incentive Compensation program and are eligible to receive annual cash incentive awards if certain specified objectives are met. Awards for 1998, which were paid in early 1999, were based on financial measures of cash value added and factors measuring customer satisfaction, system reliability and safety, and other measures of individual and departmental performance. These measures were weighted depending upon the executive officer's area of responsibility. Compensation objectives were generally above target for 1998.

         In addition, all full-time employees, including executive officers, participate in the TNP Broad-Based Incentive Compensation Plan and are eligible to receive annual cash incentive awards. The performance criteria for these awards were the same as for the Short Term Incentive Compensation awards. Compensation objectives for this Plan were above target for 1998.

         In 1998, a portion of TNP's matching contribution to its 401(k) retirement plan for employees was related to the performance of the cash value added goal. The cash value added performance achieved for 1998 was between the target and maximum goals. Accordingly, TNP made an incentive matching contribution to the 401(k) accounts of eligible participants, including executive officers, equal to approximately 93% of the total amount that TNP matched during 1998 as part of its regular employee benefits.

         Long Term Incentive Compensation. Long term incentive compensation awards are granted for a three-year performance period. Awards are expressed as a percentage of the individual's salary range midpoint and, if earned, are paid in TNP stock at the end of the period. At the beginning of the period, the Committee approves a payout schedule based on prescribed financial performance. Performance targets for awards made in 1998 for the 1998 - 2000 performance cycle are a total shareholder return that exceeds the 55th percentile of both the S&P 500 Index and the S&P Electric Company Index. If both target levels are reached, payout will equal 100% of the amount granted at the beginning of the period. Performance above or below pays more or less than the target amount, based on the schedule. The maximum amount payable is 150% of the amount granted, and the minimum is 0%. Award recipients do not receive any portion of an award related to a particular objective unless a minimum threshold for that objective has been achieved. Recipients also receive dividend equivalents, payable in cash, for the stock that they earn.

         The payout for awards made for the 1996-1998 performance period occurred in January 1999. The exemplary shareholder return relative to the S&P 500 and S&P Electric Company Indices during that period resulted in the maximum possible payout.

         Special Incentive and Retention Bonus. In early 1999 the Compensation Committee voted to award a special incentive and retention bonus to officers and certain key employees as additional compensation to reflect their contributions to the improvement in TNP's value to its shareholders during 1998 and previous years. For the officers named in the Executive Compensation Table elsewhere in this proxy statement, the bonus consists of five equal annual installments, the first of which was paid in January 1999. The payment of the remaining installments, which will occur during January of the four successive years, is subject to such officers' continuing employment by TNP at the anniversary date of the Compensation Committee's vote to award the special bonus. An officer would receive the unpaid balance of the bonus if he or she is terminated after a change in control of the company. The amount of such bonuses was calculated based on competitive market data supplied by an independent consultant.

         Compensation of Chairman and Chief Executive Officer. Mr. Joyce participates in the same executive compensation plans that cover the other executive officers, determined according to the same compensation philosophy and principles.

         Each year, Mr. Joyce and the Board of Directors agree on a set of personal and strategic company objectives. The Committee reviews Mr. Joyce's performance against those objectives at year end. The review includes a detailed analysis of the short- and long-term financial results as well as progress towards TNP's strategic objectives. The Committee oversees this review and makes appropriate adjustments to Mr. Joyce's compensation. For 1998, the Committee, with the participation of all outside directors, determined that the results for TNP for the year were outstanding.

         The Committee increased Mr. Joyce's base salary from $357,100 to $375,000, effective March 1, 1998. It has increased his base salary to $395,000, effective March 1, 1999. In setting Mr. Joyce's salary, the Committee, with the participation of all outside directors, determined that critical goals were achieved and that the results for TNP for the year were outstanding.

         For 1998, Mr. Joyce's short-term incentive award was paid above his target level because the Company significantly exceeded the target cash value added objective and operations objectives for 1998. He was awarded a short-term incentive compensation bonus of $151,700 and received $19,200 under the all-employee plan.

         In January 1999, Mr. Joyce received a payout of 10,229 shares of TNP common stock and dividend equivalents of $31,045 under the long-term incentive plan for the 1996-1998 long-term incentive performance period. This payout reflected strong TNP shareholder return relative to the S&P 500 and the S&P Electric Company Indices, and was at the maximum possible payout for that period.

         In January 1999, Mr. Joyce received $170,000 as the first installment of the special incentive and retention bonus awarded by the Compensation Committee, relating to his performance in 1998. The total amount of the bonus awarded is $850,000. Mr. Joyce will receive the remaining four installments in January of the next four years, subject to his being employed by TNP at the anniversary date of the Compensation Committee's action awarding the bonus.

         Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee's policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of TNP and its shareholders. However, the Committee reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate.

            Compensation Committee

            John A. Fanning                    Sidney M. Gutierrez
            J. R. Holland, Jr.                 Harris L. Kempner, Jr.
            Dennis H. Withers

         The Compensation Committee Report on Executive Compensation and the performance graph that follows will not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that TNP specifically incorporates the information by reference.


Five Year Comparison of Cumulative Total Return

         The graph below shows TNP's performance relative to the S&P Electric Company Index and the S&P 500 Index. The graph spans TNP's last five years, assumes that $100 is invested at the close of trading on December 31, 1993, and is calculated assuming quarterly reinvestment of dividends.(Graphic omitted)


----------------------------------------- -------- -------- -------- -------- -------- --------
                                           1993     1994     1995     1996     1997     1998
----------------------------------------- -------- -------- -------- -------- -------- --------

TNP Enterprises, Inc.                       100       98      129      196      248      292
S&P 500 Index                               100      100      139      171      229      294
S&P Electric Company Index                  100       81      107      106      134      155
----------------------------------------- -------- -------- -------- -------- -------- --------

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of TNP's common stock as of February 28, 1999, for (i) each incumbent director and each nominee for director, (ii) the Named Executive Officers, (iii) all directors and officers of TNP and TNMP as a group, and (iv) persons known to management to beneficially own more than 5% of TNP's common stock. Except as otherwise noted, each named individual or family member has sole voting and investment power with respect to such shares.

                                                            Amount and Nature             Percent of
          Name of Beneficial Owner                        of Beneficial Ownership           Class

            R. Denny Alexander                                        2,600                   *
            John A. Fanning                                           2,500                   *
            Sidney M. Gutierrez                                       2,262                   *
            J. R. Holland, Jr.                                        1,575                   *
            Kevern R. Joyce                                          22,480                   *
            Harris L. Kempner, Jr.                                    2,500(1)                *
            Carol D. Surles                                           1,575                   *
            Larry G. Wheeler                                            534                   *
            Dennis H. Withers                                         2,600                   *
            Jack V. Chambers                                         31,485                   *
            Manjit S. Cheema                                         11,782(2)                *
            John P. Edwards                                           6,638                   *
            Ralph S. Johnson                                         14,776                   *
            All directors and officers
             as a group (25 persons)                                178,282                  1.3%

            The Vanguard Group(3)                                 1,198,972                  9.0%
            Putnam Investments, Inc.(4)                             859,000                  6.4%
            Scudder Kemper Investments, Inc. (5)                    732,235                  5.5%

------------------------
*Less than 1%.
(1) Includes 200 shares that Mr. Kempner's wife owns, beneficial ownership of which Mr. Kempner disclaims.
(2) Includes 1,462 shares held by Mr. Cheema's wife, beneficial ownership of which he disclaims.
(3) This amount is as of January 31, 1999. The address of The Vanguard Group is P.O. Box 2900, Valley Forge, Pennsylvania 19482. The Vanguard Group holds all shares included in the table as trustee of the TNMP and Facility Works, Inc. 401(k) plans.
(4) The address of Putnam Investments, Inc. ("PI") is One Post Office Square, Boston, Massachusetts 10036. PI is the parent holding company of Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"), both of which are investment advisers registered under the Investment Advisers Act of 1940, and both of whose addresses are One Post Office Square, Boston, Massachusetts 10036. Neither PI, PIM nor PAC have any voting or sole dispositive power over the shares included in the table. PI has shared dispositive power over all the shares. PIM has shared dispositive power with respect to 851,000 shares, and PAC has shared dispositive power with respect to 8,000 shares. Each holds their respective shares on behalf of their investment advisory clients. The parent holding company of PI is Marsh & McLennan Companies, Inc., the address of which is 1166 Avenue of the Americas, New York, New York 10036. The information included in the table and this note is derived from a joint report on
     Schedule 13G dated February 11, 1999, filed with the Securities and Exchange Commission.
(5) The address of Scudder Kemper Investments, Inc. ("SKI") is 345 Park Avenue, New York, New York. SKI has sole voting power over 432,595 shares, shared voting power over 283,000 shares, and sole dispositive power over all the shares. SKI is an investment adviser registered under the Investment Advisers Act of 1940. The information included in the table and this note is derived from a joint report on Schedule 13G dated February 11, 1999, filed with the Securities and Exchange Commission.

                                  OTHER MATTERS

         Proxy Solicitation. The Company will bear all costs of proxy solicitation. Proxies may be solicited by mail, in person or by telephone or facsimile transmission by officers, directors and regular employees of the Company. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

         Stockholder list. TNP will maintain a list of the shareholders entitled to vote at the annual meeting at its corporate offices at 4100 International Plaza, Fort Worth, Texas. The list will be open for examination by any shareholder, during regular business hours, for a period of 10 days prior to the annual meeting. The list will also be available during the meeting itself.

         Annual Report. TNP's is sending its 1998 Summary Annual Report to Shareholders with this Proxy Statement. The 1998 Summary Annual Report is not part of the proxy solicitation material. It covers operations of TNP and Texas new-Mexico Power Company, its wholly owned electric utility subsidiary. You may obtain a copy of TNP's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1998, at no charge by writing Sheryl Lewis, Investor Relations, TNP Enterprises, Inc., 4100 International Plaza, Fort Worth, Texas. In addition, TNP's Annual Report on Form 10-K is available via the Internet at its World Wide Web site (www.TNPE.com), and at the World Wide Web site of the Securities and Exchange Commission (www.sec.gov).

         Change of Certifying Accountants. On February 18, 1997, the Board of Directors, upon the recommendation of its Audit Committee, approved the engagement of Arthur Andersen as the Company's new independent accountants. The previous independent accountants, KPMG Peat Marwick LLP ("KPMG") were dismissed as the Company's independent accountants effective March 7, 1997, the date of the filing of the 1996 Annual Report on Form 10-K. This change of certifying accountants occurred after an analysis and review of existing services, and the receipt of competitive proposals for external auditing services.

         KPMG's reports on the Company's consolidated financial statements for 1996 contained no adverse opinions or disclaimers of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During 1996 and through the date of KPMG's dismissal, there were, other than as described below, no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to KPMG's satisfaction, would have caused it to make a reference in connection with its reports to the subject matter of the disagreements. A disagreement occurred in early February 1997 that arose out of senior-level discussions regarding when the Company should report the accounting effect of the tentative settlement, reached January 30, 1997, of litigation between TNMP and Jackson National Life Insurance Company. The Audit Committee discussed the subject matter of the disagreement with KPMG, and the issue was resolved to KPMG's satisfaction.

         During discussions on this issue, the Company communicated to KPMG that two other accounting firms disagreed with KPMG's conclusions. On February 5, 1997, the Company informally discussed the potential effects of this settlement with Arthur Andersen, in anticipation of their appointment as TNMP's auditors for 1997, but relied upon a TNMP staff member's previous experience with regard to the expressed views of another accounting firm. The Company did not request from Arthur Andersen or any other accounting firm a formal opinion on KPMG's conclusions on the accounting of this transaction.

         During 1997, in connection with its audit of the Company's 1996 consolidated financial statements, KPMG informed the Company of a material weakness in the internal control structure of a newly formed non-regulated subsidiary. Management took steps to correct this weakness.

         Except as described in the preceding paragraph, during 1996 and through the date of its dismissal, there were no other reportable events with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that were not resolved to KPMG's satisfaction. As defined by Securities and Exchange Commission regulations, "reportable events," with respect to KPMG and the Company, would be: (1) KPMG advising the Company that internal controls necessary for the Company to develop reliable financial statements do not exist; (2) KPMG advising the Company that information had come to its attention that had led it to no longer be able to rely on management's representations or that made it unwilling to be associated with the financial statements prepared by management; (3) (a) KPMG advising the company of the need to expand significantly the scope of its audit, or that information had come to its attention that, if further investigated, may (i) materially impact the fairness of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering 1996; or
(ii) cause it to be unwilling to rely on management's representations or be associated with the company's financial statements, and (b) due to KPMG's dismissal, or for any other reason, KPMG did not so expand the scope of its audit or conduct such further investigation; and (4) KPMG advising the company that information had come to its attention and that it had concluded that the new information materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the 1996 financial statements.

         TNP and TNMP authorized KPMG to respond fully to inquiries of Arthur Andersen concerning the subject matter of the disagreement described above.

         Shareholder Recommendations of Directors. If a shareholder wishes to formally nominate a candidate for the Board, TNP's bylaws require generally that a shareholder deliver a nomination in writing to the committee from 30 to 60 days before the anniversary of the notice of the preceding year's annual shareholders' meeting, with certain exceptions. The nomination notice must include the shareholder's name and address, the class and number of TNP shares that the shareholder owns beneficially and of record and the date on which each was acquired, information about the nominee that satisfies applicable requirements of Regulation 14A under the Securities Exchange Act of 1934, and the nominee's consent.

         Shareholder Proposals. Any TNP shareholder who desires to present a proposal for consideration at next year's annual meeting must deliver the proposal to TNP's principal executive offices no later than November ___, 1999, unless TNP notifies the shareholders otherwise. Only those proposals that are proper for shareholder action may be included in the company's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, TNP Enterprises, Inc. 4100 International Plaza, Fort Worth, Texas 76109.

                                                                Kevern R. Joyce,
                                           President and Chief Executive Officer
Fort Worth, Texas
March __, 1999

                                                                  EXHIBIT A

                   TNP ENTERPRISES, INC. EQUITY INCENTIVE PLAN

         Article 1. Establishment, Purpose, and Duration

     1.1 Establishment of the Plan. TNP Enterprises, Inc., a Texas corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "TNP Enterprises, Inc. Equity Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Units, Performance Shares, and Other Stock-Based Awards.

     Subject to approval by the Company's shareholders, the Plan shall become effective as of January 1, 1995 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein.

     1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders, and by providing Participants with an incentive for outstanding performance.

     The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent.

     1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to
Article 15 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after January 1, 2005.

Article 2. Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

     (a) "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Units, Performance Shares, or Other Stock-Based Awards.

     (b) "Award Agreement" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

     (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     (d) "Board" or "Board of Directors" means the Board of Directors of the Company.

     (e) "Cause" means the admission by or the conviction of the Participant of an act of fraud, embezzlement, theft, or other criminal act constituting a felony under laws involving moral turpitude. The Board of Directors, by majority vote, shall make the determination of whether Cause exists.

     (f) "Change in Control" shall have the meaning ascribed to such term in the Texas-New Mexico Power Company Executive Agreement for Severance Compensation Upon Change in Control.

     (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (h) "Committee" means the committee, as specified in Article 3, appointed by the Board to administer the Plan.

     (i) "Company" means TNP Enterprises, Inc., a Texas corporation, and the Company's subsidiaries, as well as any successor thereto as provided in Article 18 herein.

     (j) "Director" means any individual who is a member of the Board of Directors of the Company.

     (k) "Disability" shall have the meaning ascribed to such term in the Participants' governing long-term disability plan.

     (l) "Dividend Equivalent" means a contingent right to be paid dividends declared with respect to outstanding Awards, pursuant to the terms of Sections 6.5 and 8.3 herein.

     (m) "Employee" means any full-time, nonunion employee of the Company or of the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

     (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

     (o) "Fair Market Value" means the Fair Market Value of the Shares determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that so long as the Shares are traded in a public market, Fair Market Value means the average of the high and low prices of a Share in the principal market for the Shares on the specified date (or, if no sales occurred on such date, the last preceding date on which sales occurred).

     (p) "Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

     (q)  "Insider" shall mean an Employee who is, on the relevant date,

          an officer, director, or ten percent (10%) Beneficial Owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

     (r) "Named Executive Officer" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

     (s) "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

     (t)  "Option" means an Incentive Stock Option or a Nonqualified  Stock
          Option.

     (u) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

     (v) "Other Stock-Based Award" means an Award granted pursuant to Article 9 hereof.

     (w)  "Participant"   means  an   Employee   of  the  Company  who  has
          outstanding an Award granted under the Plan.

     (x) "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     (y) "Performance Unit" means an Award granted to an Employee, as described in Article 8 herein.

     (z) "Performance Share" means an Award granted to an Employee, as described in Article 8 herein.

     (aa) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

     (ab) "Person"  shall  have the  meaning  ascribed  to such term in  Section
          3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

     (ac) "Restricted Stock" means an Award granted to a Participant pursuant to
Article 7 herein.

     (ad) "Retirement" shall have the meaning ascribed to such term in the Participants' governing Company-sponsored Retirement plan.

     (ae) "Shares" means Shares of common stock of the Company.

     (af) "Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

     (ag) "Window Period" means the period beginning on the third business day following the date of public release of the Company's quarterly sales and earnings information, and ending on the twelfth (12th) business day following such date.

Article 3. Administration

     3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board or by any other Committee appointed by the Board consisting of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

     The Committee shall be comprised solely of Directors who are Non-Employee Directors, as defined in Rule 16b-3under the Exchange Act, as such Rule is amended or changed from time to time.

     3.2 Authority of the Committee. The Committee shall have full power except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, to designate employees to be Participants in the Plan; to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to determine whether, to what extent, and under what circumstances, Awards granted to Participants may be settled or exercised in cash, Shares or other property; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

     3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Employees, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan

     4.1 Number of Shares Available for Grants. Subject to adjustment as provided in section 4.3 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be six hundred thousand (900,000); provided, however, that the maximum number of Shares of Restricted Stock granted pursuant to Article 7 herein, shall be three hundred thousand (300,000).

     Unless and until the Committee determines that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards to any Named Executive Officer under the Plan:

     (a) The maximum annual aggregate number of Options/SARs that may be granted shall be two hundred twenty-five thousand (225,000); and

     (b) The maximum annual aggregate number of Restricted Shares that may be granted shall be seventy-five thousand (75,000); and

     (c) The maximum annual aggregate number of Performance Shares that may be granted shall be ninety thousand (90,000); and

     (d) The maximum annual aggregate cash payout with respect to Awards granted pursuant to Articles 8 and 9 herein which may be made to any Named Executive Officer shall be four hundred fifty thousand dollars ($450,000); and

     (e) The maximum annual aggregate number of Shares granted under Article 9 herein shall be one hundred twenty thousand (120,000).

     4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan. However, in the event that prior to the Award's cancellation, termination, expiration, or lapse, the holder of the Award at any time received one or more "benefits of ownership" pursuant to such Award (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the Shares subject to such Award shall not be made available for regrant under the Plan.

     4.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Shares subject to any Award shall always be a whole number.

Article 5. Eligibility and Participation

     5.1 Eligibility. Persons eligible to participate in this Plan include all active Employees of the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board, but excluding Directors who are not Employees.

     5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Stock Options

     6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant ISOs, NQSOs, or a combination thereof.

     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or a NQSO whose grant is intended not to fall under the Code provisions of
Section 422.

     6.3 Option  Price.  The Option Price for each grant of an Option under this
Section 6.3 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

     6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

     6.5 Dividend Equivalents. Simultaneous with the grant of a Nonqualified Stock Option, the Participant receiving the Option may be granted, at no additional cost, under any terms and conditions set forth by the Committee, Dividend Equivalents. Each Dividend Equivalent shall entitle the Participant to receive a contingent right to be paid an amount equal to the dividends declared on a Share on all record dates occurring during the period between the grant date of an Option and the date the Option is exercised.

     The underlying value of each Dividend Equivalent shall accrue as a book entry in the name of each Participant holding the Dividend Equivalent. Payout of the accrued value of a Dividend Equivalent shall occur only in the event the Option issued in tandem with the Dividend Equivalent is "in the money" (i.e., the Fair Market Value of Shares underlying the Option as of the exercise date exceeds the Option Price) as of the exercise date. Payout of Dividend Equivalents shall be made in cash or Shares, in one lump sum, within thirty (30) days following the exercise of the corresponding Option, subject to such terms and conditions as the Committee deems appropriate.

     6.6 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

     6.7 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of
(a) and (b), as specified by the Committee.

     The Committee also may allow cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     6.8 Termination of Employment. Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment.

     6.9 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant, or, if permissible under applicable law, by such Participant's guardian or legal representative.

Article 7. Restricted Stock

     7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to eligible Employees in such amounts as the Committee shall determine.

     7.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period of Restriction, or Periods, the number of Restricted Stock Shares granted, and such other provisions as the Committee shall determine.

     7.3 Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

     7.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals
(Company-wide, divisional, and/or individual), and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

     7.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 7.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear the following legend:

         "The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the TNP Enterprises, Inc. Equity Incentive Plan, and in an Award Agreement. A copy of the Plan and such Award Agreement may be obtained from TNP Enterprises, Inc."

     The Company shall have the right to retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

     7.6 Removal of Restrictions. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by
Section 7.5 removed from his or her Share certificate.

     7.7 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

     7.8 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with all regular cash dividends paid with respect to all Shares while they are so held. Except as provided in the succeeding sentence, all other cash dividends and other distributions paid with respect to Shares of Restricted Stock may be credited to Participants subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Subject to the succeeding paragraph, all dividends credited to a Participant shall be paid to the Participant within forty-five (45) days following the full vesting of the Shares of Restricted Stock with respect to which such dividends were earned.

     7.9 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant's employment with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment; provided, however, that except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Named Executive Officers shall occur at the time they otherwise would have, but for the employment termination.

Article 8. Performance Units and Performance Shares

     8.1 Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

     8.2 Award Agreement. Each Performance Share/Unit grant shall be evidenced by an Award Agreement that shall specify the number of Performance Shares/Units granted, the value of each Performance Share/Unit granted, the Performance Period, the performance measures, and such other provisions as the Committee may determine.

     8.3 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called a "Performance Period." Performance Periods shall, in all cases, exceed six (6) months in length.

     8.4 Dividend Equivalents. Simultaneous with the grant of Performance Units/Shares, the Participant receiving the Performance Units/Shares may be granted, at no additional cost, Dividend Equivalents. Each Dividend Equivalent shall entitle the Participant to receive a contingent right to be paid an amount equal to the dividends declared on a Share on all record dates occurring during the period between the grant of Performance Units/Shares and the date the Performance Units/Shares are earned, subject to such terms and conditions as the Committee deems appropriate.

     The underlying value of each Dividend Equivalent shall accrue as a book entry in the name of each Participant holding the Dividend Equivalent. Payout of the accrued value of a Dividend Equivalent may be contingent on the achievement of performance goal(s) set by the Committee which, depending on the extent to which they are met, will determine the number and/or value of Dividend Equivalents that will be paid out to the Participants. Notwithstanding the foregoing, the Company or Subsidiary performance measures to be used for purposes of grants to Named Executive Officers shall be chosen from and subject to the conditions specified in Article 10 hereof.

     Payout of Dividend Equivalents shall be made in cash or Shares or a combination thereof, as determined by the Committee, in one (1) lump sum, within thirty (30) days following the payout of Performance Units/Shares.

     8.5 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined by the Committee as a function of the extent to which the corresponding performance goals have been achieved.

     8.6 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made in a single lump sum, within seventy-five (75) calendar days following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned
Performance Units/Shares in the form of cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

     At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants. (Such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in
Section 7.8 herein.) In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

     8.7 Termination of Employment Due to Death, Disability, Retirement, or Involuntary Termination Without Cause. In the event the employment of a
Participant is terminated by reason of death, Disability, Retirement, or involuntary termination without Cause during a Performance Period, the Participant shall receive a prorated payout of the Performance Units/Shares. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held the Performance Units/Shares during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance goals.

     Payment of earned Performance Units/Shares shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period.

     8.8 Termination of Employment for Other Reasons. In the event that a Participant's employment terminates for any reason other than those reasons set forth in Section 8.7 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company. The Committee, however, in its sole discretion, shall have the right to make payment of Awards for any Performance Periods coincident with terminations pursuant to this Section 8.8.

     8.9 Nontransferability. Except as provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Article 9. Other Stock-Based Awards

     Subject to the terms of the Plan, Other Stock-Based Awards may be granted to eligible Employees at any time and from time to time and in such amounts and upon such terms as the Committee deems appropriate.

Article 10. Performance Measures

     Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among the following alternatives:


    -Earnings per share;
    -Measurements of cost control effectiveness such as the ratio of operations and maintenance costs to kilowatt hour sales;
    -Measurements of community involvement and customer satisfaction; -Measurements of anticipation and resolution of environmental issues; -Measurements of reliability such as the equivalent forced outage rate, minutes of outage per customer served, and number of customers interrupted per customer served;
    -Measurements of employee safety;
    -Measurements of long-term rate competitiveness;
    -Total shareholder return compared to one or more groups as determined by the Incentive Plan Committee; and Cash value added.


     The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by the Named Executive officers, may not be adjusted upward. (The Committee shall retain the discretion to adjust such Awards downward.)

     In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event the Committee determines it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 11. Beneficiary Designation

     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

     The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

Article 12. Deferrals

     The Committee, in its sole discretion, may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares or Other Stock-Based Awards hereunder. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 13. Rights of Employees

     13.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

     For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries, or vice-versa, (or between Subsidiaries) shall not be deemed a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

     13.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 14. Change in Control

    Upon the occurrence of a Change in Control, unless otherwise specifically prohibited by applicable law or by the rules and regulations of any governmental agencies or national securities exchanges:

    (a) Any and all Options granted hereunder shall become immediately exercisable;

    (b) Any Period of Restriction and restrictions imposed on Restricted Shares shall lapse;

    (c) The target payout opportunity attainable under all outstanding Awards of Restricted Stock, Performance Units, Performance Shares, and Other Stock-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change in Control the full portion of such target payout opportunity; provided, however, that if the effective date of the Change in Control is within six months after the grant of an Award of Restricted Stock, Performance Units, Performance Shares, or Other Stock-Based Awards, then the payout to a Participant shall not occur until the earlier of (i) the scheduled payout or vesting date of such Award or (ii) upon the actual or constructive termination of the Participant, if such termination occurs during the two-year period following such effective date; and

    (d) Subject to Article 15 herein, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control.

Article 15. Amendment, Modification, and Termination

     15.1 Amendment, Modification, and Termination. The Board may, at any time, and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

     The Committee shall not have the authority to cancel outstanding Awards and issue substitute Awards in replacement thereof.

     15.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

     15.3 Compliance With Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code
Section 162(m) will not be required. In addition, in the event changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 15, make any adjustments it deems appropriate.

Article 16. Withholding

     16.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of any Award to a Participant under this Plan.

     16.2 Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares, including, without limitation, the establishment of such procedures as may be necessary to comply with the requirements of Rule 16b-3, unless otherwise determined by the Committee.

Article 17. Indemnification

     Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 18. Successors

     All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 19. Restrictions on Share Transferability

     In addition to any restrictions imposed pursuant to the Plan, all certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which such Shares are then listed or traded, any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Article 20. Legal Construction

     20.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     20.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     20.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     20.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     20.5 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.